UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2026
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CapsoVision, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-42705	20-3369494
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

18805 Cox Avenue, Suite 250 Saratoga, California	95070
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (408)-624-1488
n/a
(Former Name or Former Address, if Changed Since Last Report)
_________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
common stock, $0.001 par value per share	CV	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.           Entry into a Material Definitive Agreement.
As previously reported on Form 8-K filed by CapsoVision, Inc. (the “Company”) on July 15, 2026 (the “July 15th 2025 8-K”), the Company entered into a development agreement (the “Agreement”) with Canon Inc., a Japanese corporation (“Canon”), for the development of complementary metal-oxide-semiconductor (“CMOS”) image sensor samples to allow the Company to evaluate functionality and performance, conduct clinical evaluation of capsule endoscopies that incorporate Canon image sensors and obtain FDA 510(k) clearance thereof.
Under the Agreement, the Company agreed to pay Canon a fee of approximately $4.1 million for Canon’s development efforts, which is comprised of (a) an initial fee of $1 million to be paid in cash upon the Agreement’s effectiveness and (b) following delivery of a specified number of CMOS image sensors meeting agreed specifications within the required timeframe, a remaining development fee of approximately $3.1 million. In addition, and subject to such delivery, the parties have undertaken to enter into a related master purchase agreement providing for the Company to purchase a specified minimum number of CMOS image sensors from Canon. The remaining development fee will be paid over time by adding an additional agreed amount to the unit price of CMOS image sensors supplied by Canon under the master purchase agreement.
On March 9, 2026, the Company entered into the amendment to the original development agreement (the “Amendment”) with Canon, Inc, a Japanese corporation pursuant to which the Company agreed that the total fee shall be increased by the amount of $1 million due to the increased features in the specification. As a result of this increase, the remaining development fee of the Agreement shall also be increased accordingly. The parties also agreed that, taking into account the foregoing (and that there has been no other increase or decrease from the effective date of the original Agreement), the remaining development fee as of the Amendment effective date shall be paid by CapsoVision pursuant to Article 12.4 through 12.6 of the original Agreement. For the avoidance of doubt, notwithstanding the increase of the total fee, the Additional Amount (as defined in section 12.5 of the Agreement) shall remain unchanged and all the other terms under the Agreement shall remain in full force and effect.
The foregoing summary of the terms of the original Agreement and its Amendment subject to, and qualified in its entirety by, the Amendment that is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01           Financial Statements and Exhibits.
(d)The following exhibits are being filed herewith:

Exhibit No.	Description

10.1	Amendment to Sample Purchase Agreement, dated March 9, 2026, by and between the Company and Canon Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSOVISION, INC.

Date: March 13, 2026	By:	/s/ Kang-Huai (Johnny) Wang
	Name:	Kang-Huai (Johnny) Wang
	Title	President and Chief Executive Officer